Exhibit 5.1

June 21, 2021

UAS Drone Corp.

1 Etgar Street

Tirat-Carmel, Israel 3903212

Re:	Registration of Shares under the UAS Drone Corp. 2021 Equity Compensation Plan

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by UAS Drone Corp., a Nevada corporation (the “Company”), of 4,800,000 shares of its common stock, par value $0.0001 per share (“Common Stock”), that are to be issued under the Company’s 2021 Equity Compensation Plan (the “2021 Plan”), including shares of common stock issuable upon the exercise of options and vesting and exercise of restricted stock units (“RSUs”) to be granted pursuant to the provisions of the 2021 Plan (all such shares to be issued thereunder referred to herein as, the “Registered Shares”), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Act.

We have acted as counsel to the Company in connection with the Registration Statement and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Articles of Incorporation of the Company, as currently in effect, the Amended and Restated By-laws of the Company, as currently in effect, the minute books and corporate records of the Company, and such other documents as we have considered necessary and appropriate in order to furnish the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.  For purposes of our opinion, we have examined an official compilation of “Title 7 – Business Associations; Securities; Commodities, Chapter – 78 – Private Corporations” of the Nevada Revised Statutes.  Such examination was limited to the provisions of such statute only, and did not include any annotations or commentary related thereto.  Other than such examination and our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Based on and subject to the foregoing, we are of the opinion that, when issued in accordance with the terms of 2021 Plan and the options, RSUs or other rights granted thereunder, the Registered Shares will be duly authorized, validly issued, fully paid and nonassessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP